UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 26, 2011

YANGLIN SOYBEAN, INC.
(Exact name of registrant as specified in charter)

Nevada	000-52127	20-4136884
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NO. 99 FANRONG STREET, JIXIAN COUNTY
SHUANG YA SHAN CITY
HEILONGJIANG PROVINCE
CHINA, 155900

(Address Of Principal Executive Offices) (Zip Code)

(011) 86-469-469300
(Registrant’s Telephone Number, Including Area Code)

[Missing Graphic Reference]
(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 26, 2011, Molan Shangguan, resigned from her position as Chief Financial Officer of Yanglin Soybean, Inc. (the “Company”), effective immediately.  There were no disagreements between Ms. Shangguan and the Company on any matters relating to the Company’s operations, policies or practices, which resulted in her resignation.

Effective December 26, 2011, the Board of Directors of the Company appointed Nan Yang as Chief Financial Officer of the Company.  Prior to his appointment as Chief Financial Officer of the Company, Mr. Yang, age 32 served as an auditor at Baker Tilly, Beijing, China from October 2010 through October 2011, where he prepared audit papers, drafted and reviewed consolidated audit reports and notes and implemented and reviewed testing procedures relating to sales, procurement and production.  From September 2009 through September 2010, Mr. Yang served as a Deputy Manager at LSC Business Consulting (Tianjin) Co., Ltd.  From January 2008 through September 2008, Mr. Yang served as Chief Accountant to Maxwell Alves Solicitors, London, United Kingdom.  Mr. Yang received a Master of Science in International Accounting from the Anglia Ruskin University, UK in July 2009 and attended the the London College of Accountancy from January 2004 through July 2007.  Mr. Yang is a member of the Association of Chartered Certified Accountants.

Mr. Yang has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Yang had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YANGLIN SOYBEAN, INC. By: /s/ Shulin Liu______________________ Name: Shulin Liu Title: Chief Executive Officer

Dated: December 30, 2011